Exhibit 99.1

Renaissance Learning

Moderator: John Hickey

January 31, 2005

5:00 p.m. EST

OPERATOR:  Good afternoon, ladies and gentlemen, and thank you for standing by.  Welcome to the Renaissance Learnings fourth quarter earnings conference call.  At this time, everyone is in a listen-only mode.  Later, there will be an opportunity for you to ask questions and instructions will be given at that time.  As a reminder, your conference is also being recorded.

At this time, I would like to introduce your host, the Chief Financial Officer for Renaissance Learning Mary Minch.  Please go ahead, Ms. Minch.

MARY MINCH, CHIEF FINANCIAL OFFICER, RENAISSANCE LEARNING:  Good afternoon, I’m Mary Minch, Chief Financial Officer of Renaissance Learning, and I’d like to welcome everyone to our fourth quarter conference call.

Before starting, I need to point out that this call may include information constituting forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding growth initiatives, sales and earnings expectations, and the introduction of new products and services.  Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within such forward-looking statements. Factors that could cause or could contribute to such differences include those matters disclosed in the company’s Securities and Exchange Commission filings including Forms 10-K and 10-Q.

I will begin our call today with a review of the fourth quarter financial results.  John Hickey, our Chief Executive Officer will then provide some brief comments about our fourth quarter operations, and information regarding our 2005 strategic initiatives.

Fourth quarter revenues of $25.8 million were down 17.8 percent from the fourth quarter 2003, and net income decreased to $5.2 million from $7.6 million in the prior year.  On a per share basis we earned 17 cents this quarter, eight cents below the prior year level of 25 cents per share.  Our full year revenues were down 12.6 percent to $114 million and earnings per share were 73 cents versus $1.04 in 2003.

Excluding a large district contract signed in the fourth quarter of last year, 2004 fourth quarter order rates were similar to the prior period.  The impact of that large order in the prior year and an increase in deferred revenues in the fourth quarter of 2004 of about $1 million is driving the revenue decline.

Product revenues were down 21.7 percent, a similar year-over-year decline as in the third quarter.  In addition to the large order in the prior year, product revenues continue to be impacted by the transition to our subscription based models and by our customers delaying their orders as they begin the planning and implementation processes required to implement an enterprise wide solution like Renaissance Place.  The revenue decline was evidence across all product lines.

Service revenues ticked up by 2.5 percent, an improvement from the declines we experienced in the first three quarters of 2004.  Our newer services such as academic coaching, and other services offered as part of Renaissance Place, were the main reasons for the increased revenues, while onsite and hotel training events declined for the period.  We continue to de-emphasize those offerings in favor of other services that we believe do a more effective job of supporting educators to accelerate learning.

We do expect that our service revenues in the first quarter of 2005 will show some improvement over the first quarter of 2004, in part due to early signs that attendance at our national conference to be held in early March, will meet or exceed last year’s attendance levels.

Gross profit margins were 86.6 percent in the fourth quarter, an improvement from last year’s margin of 85.5 percent.  While both product and service margin – I’m sorry – with both product and service margins higher than last year’s fourth quarter levels.

Product margins reached a record 93.9 percent, up 230 basis points, from last year’s margin of 91.6 percent.  The drivers behind the higher margin were similar to what we have seen all year, a more profitable sales mix, with proportionately lower sales of scanners, cost efficiencies in delivering custom assessment products, and lower scanner warranty costs.

Service margins reached 57.7 percent for the quarter, down just slightly from last quarter’s 58.1 percent margin, but up compared to the prior year’s service margin of 53.6 percent.  The improvement in service margins was mainly driven by cost efficiencies in software support and professional development, and by improved utilization of some of our fixed costs related to our new service offerings.

Operating expenses for the fourth quarter were $14.5 million down 3.2 percent from last year’s fourth quarter level of $15 million.  A decline in selling expenses accounted for all of the reductions.  That decline can be mainly attributed to reduced commissions from the prior year related to the large orders that were signed in the fourth quarter of 2003.

The relatively stable operating expenses, combined with the reduced revenues, compressed operating margins to 30.3 percent.  And as I mentioned earlier, net income was down to $5.2 million, a decline of 2.4 million or 32 percent.  Our effective tax rate for the quarter was 37 percent.  And we expect to be able to maintain that rate in to 2005.

Despite the earnings decline, operating cash flow improved by $2.2 million over the same quarter in the prior year.  The improvement was related to the increase in the amount of deferred revenue, and to a reduction in receivables.  On a full year basis our operating cash flow was down just two percent or $800,000 despite the full year earning’s decline of approximately $10 million.

Accounts receivable collections and agings remain very strong with days sales outstanding at about 32 days.  Cash and investments totaled $73.6 million as of December 31, up about $4.4 million from September 30, despite the fact that we paid $1.2 million in cash dividends, and invested approximately $5.5 million to repurchase 290,000 shares of stock during the quarter.  Of the five million shares authorized, the total stock purchases to date, have been about 4.3 million shares, with a total investment of approximately $78.4 million over the last several years.

Despite the challenging environment experienced in 2004, and the fact that the year can be viewed as the first phase of a transition period for us, there are several financial metrics that point to the underlying strength of our business model and the company as a whole.  As mentioned earlier, our cash flow in 2004 was very strong.  We achieved free cash flow of more than $1 per share, which we were able to use to pay quarterly dividends, and buy back stock, while still maintaining the strong financial position to invest in growing the business through the proposed merger with AlphaSmart.

In addition, we were able to not only maintain profit margins, but improve them.  Our full year gross profit margin of 85.3 percent is a new record, up from our previous best of 83.9 percent experienced in 2003.

Our cost control efforts have also been effective with respect to operating expenses.  Total operating expenses increased only 2.8 percent, due entirely to our expansion of the field sales team.  Product development and general and administrative expenses actually declined by 1.2 percent and 3.7 percent respectively.

We continue to believe in the underlying strength of our business model, and are confident that we have spent 2004 positioning ourselves well for improved growth.

Now here’s John to provide some further details about our operations, and our growth plans for 2005 and beyond.

JOHN HICKEY, CHIEF EXECUTIVE OFFICER, RENAISSANCE LEARNING:  Thanks, Mary.  As Mary mentioned, our fourth quarter order rates continue to be fairly flat, primarily effected by the introduction of Renaissance Place.  Because Renaissance Place is a district wide solution, there are more decision makers involved in the purchase decision district wide, than when selling to individual classrooms or school buildings.  This means that the selling process is extended because of the time required by schools and districts to plan the implementation process for this new comprehensive enterprise wide solution.

We do believe that customers are now much more aware of the substantial benefits that Renaissance Place can bring to their districts, have assessed the planning and implementation resources required, and are eager to move forward to Renaissance Place for the 2005, 2006 school year.  In spite of the delays, we are pleased to report that we have at least one Renaissance Place product in over 4,000 school buildings, up over 800 schools from third quarter.

While we are happy about the initial market penetration we are achieving, we have only just begun to realize the market potential of upgrading existing customers.  Typically, a district has started with just a few campus sites, and only one or two Renaissance product solutions.  Therefore, the real order potential is when the existing Renaissance Place customers expand utilization to the entire district, which we expect to begin happening for the ’05-’06 school year.

Another highlight of the fourth quarter, is that we began shipping our newest product, English in a Flash.  This product is aimed at the limited English proficient, or English language learning market, which is the fastest growing segment of our school age population.  According to the 2000 US Census Bureau one of the every six children of school age, speak a language other than English at home.  We are already seeing good order rates for this product, considering that marketing programs are just getting underway, but with funding available, we do expect the order activity to pick up considerably, once the marketplace becomes more aware of this outstanding new product.

Turning from the quarter results in 2004, we expect the transformation process into 2005, to continue to gain significant momentum as we focus on specific key initiatives, which we expect will significantly improve growth in 2005 and beyond.  First, one of the most important initiative remains our continued focus on the Renaissance Place platform, with a goal of more than doubling Renaissance Place installations in 2005.  We believe that with the most active purchasing period just ahead of us, our goal to more than double our existing Renaissance Place customers in 2005 is very achievable.

Secondly, the merger with AlphaSmart affords us the opportunity to offer a unique suite of writing products, to help educators develop student writing skills, and enhance some of our other software products where limited computer access is a bottleneck to daily program use.  The growth opportunities that we expect to reach through the combination of the two companies are very exciting.

Joining AlphaSmart’s terrific computer companion design, technical expertise and market knowledge with Renaissance Learning’s research based software, market penetration and strength of sales channel we believe will allow us to achieve significant long-term synergistic growth.  We truly believe that two plus two can equal five with this combination.  The merger with AlphaSmart is expected to be immediately accretive to earnings after the deal closes in the second quarter of 2005.

Our third initiative relates to enhancing our Standards Master product.  We’re not yet ready to provide a lot of details on the repositioning of this product, but we do expect to do so at our national convention in March.  Our expectation for Standards Master is to provide a wider range of content and greater flexibility of assessment.  We believe the future of this product is very promising.

Our fourth initiative capitalizing on our recent English in a Flash launch, and as I mentioned earlier, the ELL market offers a huge opportunity for us, and we are pleased to be able to offer such an innovative product to help ELL students advance their language acquisition.  We know that those LEP students who do not understand English well enough find their classroom experiences a struggle.  ELL students need language educational programs which allow them to acquire English language skills, quickly, and English in a Flash is just the solution.

We’re also pleased to announce our Renaissance summer reading program today.  A number of studies over the years have indicated that children’s reading skills declines significantly during the summer months.  This program allows parents to enroll their students in the Renaissance Community summer reading program which utilizes our new Web based version of Accelerated Reader.  The program aimed at not only retaining the student’s reading skills, but actually growing them during the summer months, is an exciting opportunity to accelerate learning using the strengths of the most widely used reading program, Accelerated Reader in schools today.

The final initiative encompasses in our plans is related to the Generation 21 Learning Systems subsidiary.  Generation 21 which is really outside our primary K-12 focus area, has not been able to achieve profitability.  As such, we have decided to divest that operation.  While we remain committed to meeting all of Gen 21’s customer obligations, we do plan to reduce our resources in this area, and work diligently and aggressively towards a final resolution.

In summary, we are in the early stages of launching our 2005 initiatives.  And the strategic initiatives outlined in our plan are designed to return the company to significant growth levels.  While 2005 is anticipated to be the start of a sustained growth period for us we will need to incur reasonable cost to implement these strategies including higher product development investments, and one time expenses related to AlphaSmart and to Gen 21.  But overall, we do expect to achieve growth in both revenue and earnings for 2005.  At this time, Mary, Steve Schmidt, our Executive Vice President, and I will be happy to take your questions.

OPERATOR:  Ladies and gentlemen, if you’re calling as a representative of an investment firm, you’re invited to ask questions at this time.  Please press star, then one, on your touch-tone phone, if you do have a question.  If at any point your question has been answered, and you’d like remove yourself from the queue, you may do so by pressing the pound key.  We do ask that you please pick up your handset while posing your question to minimize any background noise.  Our first question is coming from Mark Marostica of Piper Jaffray.

MARK MAROSTICA, PIPER JAFFRAY:  Good afternoon everyone.

JOHN HICKEY:  Hi, Mark.

MARY MINCH:  Hi, Mark.

MARK MAROSTICA:  Hey, my first question relates to the traction that you’ve exhibited on Renaissance Place.  And I was just wondering, of the 4,000 schools that have made that first move by purchasing a Renaissance Place application, as you looked at 2000 and fiscal ’05, how many of those customers, do you think, will become full fledged Renaissance Learning – excuse me – Renaissance Place customers, in other words, expanding their relationship dramatically?

JOHN HICKEY:  Well Mark, that’s a good question.  I think the – what we expect to happen is a fairly high percentage of those that have started with, let’s say a small percentage of the district buildings, maybe only a handful or so, had experienced, you know, good results, so they’re going to go district wide, but they may only go district wide with one product or two.  So it is a variable, but we expect a high percentage of those to go to that kind of scenario.

MARK MAROSTICA:  Great, that’s wonderful.  When you look at the upcoming year, as well, you mentioned product development costs would be higher.  Could you help us quantify that?  They’ve been running at around a $4 million a quarter, clip.  What do you intend that will be for the coming year?

MARY MINCH:  Mark, we can’t really quantify it completely at this time.  As you know, some of it will relate to AlphaSmart, and that’s contingent upon the timing of that deal, and when we get started on some of those initiatives.  It is important to note, though, that we did, of course spend some product development with our Generation 21 subsidiary, so those costs will be redeployed into other areas as well.  So in general, we’ll see an up tick, but we can’t quantify it for you exactly at this time.

MARK MAROSTICA:  So if were to remove the impact of AlphaSmart for a second, and just talk about the core business, would we still see an up tick?

JOHN HICKEY:  Well I think you’d still – Mark, I still think you’d see a fairly significant investment there.  Certain products like Accelerated Writer now, Accelerated Grammar and Spelling, has not been placed in the Renaissance Place platform what was planned to.  So, you know, we’re still aggressively working on other products that hadn’t been completed yet, to bring out in that platform as well in 2005.  So whether or not it would be a significant up tick, you know, probably not, but it would still be fairly significant.

MARK MAROSTICA:  OK.  And then, relative to your comment on Generation 21, would you care to help us for modeling purposes understand the financial impact of the divestiture, and what’s the timing of that divestiture as well?

JOHN HICKEY:  Well, Steve is with me today, and Steve overseas the Gen 21 operation so I’ll let Steve handle that one.

STEVE SCHMIDT, EXECUTIVE VICE PRESIDENT, RENAISSANCE LEARNING:  Sure, the timing- we’re going to try to move as quickly as we can Mark.  I don’t think you’ll find us taking a long period from this point to move on from that business.  But as, I think, Mary said, we’re – or Mary and John said, we’re very committed to the customer obligations.  And making sure that the customers are taken care of with whatever direction we go with, with Gen 21.

MARK MAROSTICA:  And how much, say for fiscal ’04 was Gen 21 in terms of a drag on earnings?

STEVE SCHMIDT:  Well they haven’t been profitable, as we commented on.  But they haven’t been a significant enough a subsidiary for us to have to disclose that.  So at this point, we’re just choosing not to pass along those numbers.

MARK MAROSTICA:  OK.  Last question, I’ll turn it over.  You described the conference attendance being an improvement over last year.  And I’m just wondering how much of that is due to the change in location to, I believe, San Antonio versus Orlando?  And how much of it is an improvement in just the market environment?  Do you have any sense of that?

JOHN HICKEY:  Good question, Mark.  It’s really hard to tell.  Of course, I think, the location in San Antonio is probably a better location than Orlando, but that’s just, you know, being more centrally located to get to probably than all the way to the southeast.  It is up over what the trend we’ve been seeing but, you know, not significant enough to talk about specific numbers.  But still, we think we’re going to come out to a point where we will be very happy with the numbers.

MARK MAROSTICA:  OK.  Thanks, I’ll turn it over.

OPERATOR:  Thank you.  Our next question is coming from Bob Craig of Legg Mason.

BOB CRAIG, LEGG MASON:  Good afternoon, everybody, just a couple of questions for you.  Could you talk about the number of district sales people that you currently have and any expansion plans there?

JOHN HICKEY:  Well we haven’t really added a significant number on the field sales side.  We were particularly aware of the fact that AlphaSmart as well has a dozen or so field sales people.  And while we were looking to add that kind of number, you know, we really felt the two together kind of provided us an opportunity here to, you know, combine forces and build from it.  So that’s kind of where we’re at, at this point.  I think we were at 40 before, and we’re not too far away from that right now.

BOB CRAIG:  OK.  And with the additional dozen people or so coming on the AlphaSmart side, you really don’t expect many net new additions at least through the first half of this year?

JOHN HICKEY:  Yes, I think original plan that we reported before was in the high 50s or so, 58 or something like that.  And so I think, you know, we’re pretty well positioned, I think, to be where we would like to be.

BOB CRAIG:  OK.  Sort of using some phraseology from the training and development side, do you have any enterprise wide customers?  I mean districts that have rolled out Renaissance Place through their entire system, and through your entire product line?

JOHN HICKEY:  Yes, we have.  We have – out of that 4,000, well it depends on what you classify as an entire district, but if they used the Accelerated Reader there are buildings that said, OK, we want to try Accelerated Reader right away.  We believe so strongly in that enterprise wide solution and this in 20 buildings or so.  So – but the vast majority of them, though, didn’t’ fit in to that mode.  They tried, you know, a few buildings.  There’s a lot of things to consider, of course, in an entire district wide implementation.  Physically where do you place the server?  Who manages the server?  All of those kinds of things need to be sorted out.

BOB CRAIG:  John, are the reasons that you’re hearing from schools not adopting Renaissance Place any different from what they have been?

JOHN HICKEY:  I don’t think it’s any different other than they need to really look at how to bring this out in a way that it’s not disruptive.  That, in fact, you know, you can go enterprise wide as far as solution and know who’s going to manage it.  You know, before our – traditionally all of our products were centered on individual building sites, campus sites.

We’d have server at, let’s say it’s a district of 10, you’d have 10 servers, with 10 different staff people kind of monitoring that server on that campus.  Now you centralize that to just a lot more planning that needs to go on.  And very often, they don’t want that all to occur piece meal, they want to say, OK, we’ll do it – we’ll get it all in place, we’ll try a couple buildings.  And then, we’ll go next school year with the entire district.

BOB CRAIG:  Are you hearing budget issues as sort of less a concern from those potential customers?

JOHN HICKEY:  I would say that not a significant difference one way or the other.

BOB CRAIG:  OK.  Last question, I’ll turn it over on the quiz volumes in 2004, I think, the total number of quizzes in your last K was something like 73,000.  Care to throw out a year ending number?

JOHN HICKEY:  Well I know that we’re over 80,000 today.  We traditionally do somewhere in the range of 10 to 15,000 quizzes a year, so we will continue in that range for the next year or so.  There won’t be – you know, in a point here, obviously, in the next year-and-a-half, we’ll exceed the 100,000 quiz level.

BOB CRAIG:  Thanks, guys.

JOHN HICKEY:  Thanks, Bob.

OPERATOR:  Thank you.  Our next question is coming from Howard Block, of Banc of America Securities.

HOWARD BLOCK, BANC OF AMERICA SECURITIES:  Good afternoon everybody.  I wonder if you could just clarify something for me, first, though.  How many schools are using Renaissance Place, now, 4,000?

JOHN HICKEY:  Four thousand, that’s correct?

HOWARD BLOCK:  On the semantics what does that mean when you say a 4,000 has taken the first step and ordered Renaissance Place applications?  And is there a difference between that 4,000 and the 4,000 that are already using it?

JOHN HICKEY:  No, it’s the same.  They’ve ordered, delivered the solution to them.  And they may have only one of our products, or they may have five of our products, but we would only count it as one site using Renaissance Place.

HOWARD BLOCK:  OK.  And then, when you say that you expect to more than double the installations in ’05, again, now we have an installation application in customer, those are all of the same things?

JOHN HICKEY:  Yes, I mean it would go to that 8,000 number, then.

HOWARD BLOCK:  OK.  And then, have you disclosed or do you have any sense of how many schools that are using AlphaSmart are currently Ren Learn customers or vice versa?  How many Ren Learn customers?

JOHN HICKEY:  Of course, because they’re in 8,000 districts, and so you figure about 15,000 districts.  And we’re in, you know, north of 70,000 or so schools in all districts.  So I mean, pretty much the territories where they have their strength in, you know, we have our strength in.  I think they have a stronger presence in the northeast, where we have, at times, not had the same level as we have had in other areas of the country.  But other than that, it pretty much matches up well.

HOWARD BLOCK:  OK.  And how does – how much greater does sort of the value proposition of Accelerated Writer, and Spelling become if the customer has more frequent access as a result of having the ALSM product?  Is the increase in the value proposition, I guess, a compelling enough reason for a customer to invest in the device?

JOHN HICKEY:  I think so.  I mean certainly, we have felt since we have introduced our writing portfolio, if you wanted to say, you know, Accelerated Writer, Accelerated Grammar and Spelling, that they wanted to move forward, but they had difficulty getting enough access to the two or three computers that typically you find in the classroom.

And they may be using those computers for all types of educational products.  And since predominantly those two applications especially the Accelerated Grammar and Spelling, you need to be on the computer.  It’s entirely on the computer.  Different then Accelerated Math and Accelerated Reader, which is predominantly off the computer.

HOWARD BLOCK:  OK.  So do you have anecdotally any evidence from customers that have just invested in additional desktops in the classroom that their usage of these products has increased?

JOHN HICKEY:  Well I think the more availability that they have to the new computers, if you say the school has invested in that, when we have seen sales increase with those products.

HOWARD BLOCK:  OK.

JOHN HICKEY:  I mean we don’t have, you know, real detailed numbers, but, you know, one of the – certainly one of the reasons that we are excited about the AlphaSmart acquisition is directly related to our writing offering.

HOWARD BLOCK:  OK.  And then, what would the implications be, if any, on your Accel Scan Devices, if a lot of your classrooms became AlphaSmart customers and users?

JOHN HICKEY:  I would say they really wouldn’t be much of an impact if any.  The AlphaSmart unit primarily is gathering, certainly writing activities.  Our Accel Scan is used for just scanning the answers for offline activities that students do with our Accelerated Math and Standards Master.  So there could be some minor that those obviously are using it, which say can we use the AlphaSmart for, you know, the same functions.  But it’s probably not going to be initially something that we’re going to design in to the AlphaSmart units.

HOWARD BLOCK:  OK.  Thank you very much.

OPERATOR:  Thank you.  As a reminder, for any additional questions, you may press star then one on your touch-tone phones at this time.  Our next question is a follow up from Mark Marostica of Piper Jaffray.

MARK MAROSTICA:  Yes, thanks.  For the customers that have signed up for district wide implementations of Renaissance Place, what’s been some of the feedback that you’ve been getting early on in the implementation?

JOHN HICKEY:  Well we have been fairly aggressively trying to survey the customers, talk to the customers, trying to get their – obviously their feedback, both positive and negative.  And I would say, you know, at this point, once we got over some of the initial planning and the implementation issues of knowing who’s responsible for what, you know, things are going pretty good.

I think, initially, it’s a big thing to put in, you know, a server that’s going to have to manage the entire district responsibilities, you know, 20, 30, 40 buildings, where before, it was just one campus or two campuses having to worry about the install.  So, you know, the initial couple of months it just took a little while to get that thing going and there’s always delays.  But after that, I think, we’ve sorted it out.  So things are pretty well situated or at least we’re fairly comfortable where we’re at today with that product.

MARK MAROSTICA:  And just to follow up on Bob’s questions around the sales force.  I know last quarter you talked about, I think, losing six sales reps.  And you look back to the December quarter or the September quarter, I should say, I think you lost six, but looking at the December quarter, had you seen any turnover of the sales force?

JOHN HICKEY:  Well I think there was – there has been some additions, a couple of additions, and in some people that have left, but, you know, again, nothing that, we didn’t anticipate.  I think we’re, as I mentioned previously, now together with field sales force that is added by the AlphaSmart I think we’re really close to our goal that we originally set out to do.

MARK MAROSTICA:  Sounds good, thank you.

OPERATOR:  Thank you.  Our next question is coming from Bob Craig of Legg Mason.

BOB CRAIG:  Yes, just a couple of quick follow ups.  Is the average order size increasing?  I know that’s probably a tough gage given the differences in the size of school, size of districts, but on balance is that true?

JOHN HICKEY:  Yes, I think, Bob, on balance that is in fact the case.  I mean some of it is driven by the fact that we have larger bundles, now in your district wide solution.  Even our math solution is typically, you know, somewhere between a $15 and $20,000 sale when you think about implementing it through a number of buildings.  So I think Renaissance Place does, in fact, allow for a larger order value.

BOB CRAIG:  Is it possible, John, to give some sort of metrics on average order size, currently for Renaissance Place?

JOHN HICKEY:  It isn’t something, Bob, that we have done before.  I think it’s something we can look at.  I think it may not be that meaningful, but at least something we should look about to see if it gives you some trends.

BOB CRAIG:  That would be helpful, by the way.

JOHN HICKEY:  Yes, we do actually look at that internally.  We have a system that actually looks at order size, and that kind of thing, so that’s important.

BOB CRAIG:  Would you say the average number of products per Renaissance place installation is still in the one to two range?

JOHN HICKEY:  Yes, at this point, yes.

BOB CRAIG:  OK.  And any meaningful promotional efforts?  I mean you mentioned that you’re really entering the sweet spot here of the year, in terms of selling.  Any promotional efforts or success of recent promotional plans that are going to be sustained here?

JOHN HICKEY:  Well we traditionally do have some promotions as we approach in to the, you know, let’s say February through April period.  We have nothing that we can announce today, but traditionally we have done certain things to highlight one product over another.

BOB CRAIG:  This year, any more active in that regard than others?

JOHN HICKEY:  I wouldn’t anticipate anything one way or the other.  I think we’ll have a few like we normally have had.

BOB CRAIG:  And would sales and marketing expenses then, which were down a little bit more than we thought they were going to be this quarter?  I know that they were – I think they were influenced by the large order a year ago, but should sales and marketing expenses therefore, then, pick up fairly substantially in the first quarter?

MARY MINCH:  Yes, Bob, we normally see sales and marketing being a little bit higher in the first quarter.  And we expect that to be true in 2005 as well.

BOB CRAIG:  Any more than the normal seasonal ramp?

MARY MINCH:  I would say, not, no.

BOB CRAIG:  OK.  Great.  Thanks.

OPERATOR:  Thank you.  Our next question is a follow up from Howard Block from Banc of America Securities.

HOWARD BLOCK:  Thank you, Operator.  With regards to the grant writers that you have on staff, how many is that now?

STEVE SCHMIDT:  Howard, this is Steve.  We don’t employ grant writers.  We use outside firms to help us with the grant writing activity.  We do have a funding department that coordinates that activity, bringing the customer, and the grant writer together.

HOWARD BLOCK:  OK.  So how big is that department now?

STEVE SCHMIDT:  I think there’s about 10 people in our funding group.

HOWARD BLOCK:  And just for some baseline, how big was it a year or two ago?

STEVE SCHMIDT:  Similar size.

HOWARD BLOCK: So I mean, again, I don’t want to overstate the opportunity, but it would seem that there would be a tremendous opportunity to work with schools and districts to generate more funding as a result of Reading First.  Am I overstating the opportunity?  Or is just still a slow process, tortured process?

STEVE SCHMIDT: Well it is, an opportunity certainly.  But you have to understand that a lot of the larger districts are used to doing their own grant writing.  And we can still work with them on that process, but it doesn’t necessarily mean that it has to be handled through the Renaissance Learning resources.

HOWARD BLOCK: OK.  Do you have any way of quantifying the business that you generated as a result of Reading First money?

STEVE SCHMIDT:  We attempt to try to look at all of the federal programs, and what money we’re gaining from it.  In a lot of cases though, we’re getting orders where we don’t necessarily know the funding source.  So it’s only if we’re working with them on that grant writing or the funding source.

HOWARD BLOCK:  Is it a material amount?

STEVE SCHMIDT:  Reading First is geared toward the early reading levels, which is not quite our sweet spot.  We tend to be stronger in the third quarter, through sixth grade up through the middle school levels with our reading programs.  So reading first isn’t as impactful to us as it might for some other that have the early reading programs.  But we know our Star Early Literacy program, and Accelerated Reader to a certain extent do qualify for Reading First monies.

HOWARD BLOCK:  OK.  That’s helpful.  So, it would seem to me that, again, if there was some way of having control for the effect of, obviously a challenging economy, that sort of the policy trends right now, for let’s call it more formative assessment, and less summative assessment, you guys would be elated under a more normalized environment, with regards to how well your products would map to that policy trend.  Is that, again, me overstating the value proposition or are you excited about the way your products sort of address the need for more formative assessment product?

JOHN HICKEY:  Well Howard, I think, the way we are positioned, we are very pleased, obviously, that the market has – are looking at the accountability.  And the feedback that we can provide with our solutions on a daily basis.  And really, Renaissance Place is that ideal platform.  So you can get that formative assessment whether it’s in reading or in math, and you can get that, you know, earlier on in September and October and not have to wait, you know, until the end of the school year.  So, you know, that’s why we’ve been stressing so strongly Renaissance Place, and it’s all done in real time.  So a district person can look at the reports and know exactly the areas that they need to intervene on district wide.

HOWARD BLOCK:  So, again, I’ll just conclude because I don’t want to take up too much more time of yours, but it would seem that in the old days or four or five years ago, if we could call it the old days, you would have had to have done a lot more evangelical work or prophesizing a value proposition, but today because of no child left behind, it would seem that it would be much more apparent.  Is that not true?

JOHN HICKEY:  I would agree with you Howard.  I think that’s a fair statement.

HOWARD BLOCK:  OK.  All right, thanks a lot.

JOHN HICKEY:  Thank you.

OPERATOR:  Thank you.  Our next question is coming from Steve Sharkey from Flat Creek Investors.

STEVE SHARKEY, FLAT CREEK INVESTORS:  Doubling Renaissance Place installations next year, seems like a modest goal.  At the conference last year, some of the administrators and teacher’s I spoke with were very interested in it, but they and/or their technical people wanted to wait and see how it worked over the first year.

They figured there might be some bugs that would get fixed and so they thought they’d be adopting it in the coming school year.  And I – you know, in addition to that with having the sales force in place for quite a while now, and going through some long sales cycles, I would expect Renaissance Place to really take off this year if it’s going to work.  Wouldn’t you expect to more than double your installations?

JOHN HICKEY:  Well we certainly – that’s what we said, Steve, is we said we’re going to double to 8,000 from the 4,000.  We believe that it could be much higher than that, but we want to be at least, conservative in our thinking if we can achieve that, we’d be very pleased with that.  And that’s really only after one year of the product shipping.  It really wasn’t until August and September that the product started shipping.  So to have 6,000 or 4,000 at this stage, you know, you’re pretty much – pretty confident that, you know, moving to 8,000 after only a year-and-a-half is pretty good.

STEVE SHARKEY:  Yes, I would just think you’d do a lot more than that this year.  I mean you’ve got the whole year, you know, you said you didn’t start implementing it until the latter part of last year.  And is there any reason to go slow with it?  Is there any problem with the implementation so far?

JOHN HICKEY:  I wouldn’t necessarily say there’s any reason to go slow, so we’re not trying to hold it back.  We just want – we just know that we’ve learned that this is a fairly big decision that the districts need to make.  And there’s a lot of steps they have to go through in order to make for a proper, you know, seamless, you know, upgrade if you want to call that to Renaissance Place.  And it doesn’t come easy.  And, you know, I think, there’s companies that will come out of the chute.  And within a year or so, just a little bit over a year, a year and three months, have 8,000 schools using that platform, and they’d be very happy.

STEVE SHARKEY:  OK.  Thanks.

OPERATOR:  Thank you.  Our next question is a follow up from Mark Marostica of Piper Jaffray.

MARK MAROSTICA:  I promise this will be the last follow up. But I just wanted to clarify in your doubling of schools that use Renaissance Place over the year, how are you accounting for schools of the 4,000 today that have it, expanding their usage of it to multiple products?  Is that in any way, shape or form counted in the additional 4,000?  Or in fact, is that completely incremental?

JOHN HICKEY:  Yes, no, it’s not counted in the 4,000 Mark.  We do think that a higher percentage of the growth will occur from those 4,000 schools that have only taken one product, and they will move to multiple products, more products, and more buildings as well by doing so.  So we think the biggest chunk of the growth will be from existing schools.  So it should really be additive to the 4,000 they have now.

MARK MAROSTICA:  Great, thank you.

OPERATOR:  Thank you.  At this time, there appear to be no further questions.  I’d like to turn the floor back over to management for any closing remarks.

JOHN HICKEY:  Thank you.  I’d like to end by saying that we continue to be very excited about the long-term growth prospects of the company.  The aggressive investment that we have made in 2004, and the initiatives we have outlined for 2005, have positioned us for increasingly – increasing long-term growth and shareholder value.  We have started to begin to reap the benefits of our efforts, and we look forward to sharing our progress with you in the quarter’s ahead.

Thank you for joining us.  And we will talk to you again in April.

OPERATOR:  Thank you.  And thank you callers.  That does conclude today’s conference.  You may disconnect your lines at this time, and have a wonderful day.

END

Additional Information

The preceding conference call transcript makes reference to the proposed merger with AlphaSmart, Inc. (“AlphaSmart”).  AlphaSmart and Renaissance Learning, Inc. (“Renaissance”) intend to file a registration statement on Form S-4, which will include a proxy statement/prospectus and other relevant materials in connection with the proposed merger transaction involving AlphaSmart and Renaissance.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THIS FILING WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER TRANSACTION.  Investors and security holders may obtain free copies of these documents and other documents filed with the SEC when they become available at the SEC’s website at www.sec.gov.  In addition, investors and security holders may obtain free copies of the documents filed with the SEC by AlphaSmart at AlphaSmart’s website at www.alphasmart.com or by contacting AlphaSmart investor relations at IR@alphasmart.com or via telephone at (408) 355-1029.  Investors and security holders may obtain free copies of the documents filed with the SEC by Renaissance by directing such requests to Renaissance Learning, Inc., Attention: Corporate Secretary, 2911 Peach Street, P.O. Box 8036, Wisconsin Rapids, Wisconsin 54995 or via telephone at (715) 424-3636.

Renaissance, AlphaSmart and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of AlphaSmart in connection with the merger transaction.  Information regarding directors and executive officers of AlphaSmart and Renaissance and their respective interests in the proposed transaction will be available in the proxy/prospectus of AlphaSmart and Renaissance described above and other relevant materials to be filed with the SEC.